Investor Contact:                                Media Contact
John Hatsopoulos                                Bonnie Brown
American DG Energy Inc.                            American DG Energy Inc.
781.622.1120                                    781.522.6020
john.hatsopoulos@americandg.com                        bonnie.brown@americandg.com

 American DG Energy Announces Planned Further Reduction in Convertible Debt

WALTHAM, Mass. - August 10, 2016 - American DG Energy Inc. (NYSE MKT: ADGE, the "Company"), an On-Site Utility provider offering clean electricity, heat, hot water and cooling solutions to hospitality, healthcare, housing and fitness facilities, today announced the execution of binding agreements that will further reduce convertible debt outstanding. Via a series of related transactions, convertible debt outstanding will be reduced to just $3.4 million, down significantly from the $17.7 million in debt principal outstanding at year end 2015.

“Although various adverse factors may have influenced the terms of this deal, we believe it absolutely remained in the best interests of American DG Energy shareholders to reduce the debt burden of the company and minimize any potential shareholder dilution that may have resulted from the conversion of these securities,” said John Hatsopoulos, the Company’s Co-Chief Executive Officer.

American DG Energy will exchange approximately 9.7 million shares in EuroSite Power Inc. (OTCQX: EUSP), for elimination of a portion of the outstanding 6% convertible debentures due May 2018. A further 5.5 million shares of EuroSite Power will be sold for cash at $0.40 per share, with the resulting cash used for pre-payment of additional convertible debt. In conjunction with the transactions, 1.02 million warrants (expiring October 2017 at $0.60 strike) will also be cancelled.

The combination of these various transactions, set to be completed in the fourth quarter 2016, will allow American DG Energy to reduce the convertible debt outstanding to $3.4 million and its stake in EuroSite Power to 2.03%. The remaining convertible debt will be restructured to carry zero coupon and retain the original May 2018 maturity.

About American DG Energy
American DG Energy supplies low-cost energy to its customers through distributed power generating systems. We are committed to providing institutional, commercial and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by local utilities - without any capital or start-up costs to the energy user - through our On-Site Utility energy solutions. American DG Energy is headquartered in Waltham, Massachusetts. Learn more about how American DG Energy reduces energy costs at www.americandg.com or follow us on Facebook and Twitter.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company's website and in Securities and Exchange Commission filings. This press release does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.